UNITED STATES
SECURITES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported): October 31, 2007

Multiband Corporation
(Exact name of registrant as specified in its chapter)

Minnesota	13529	41-1255001
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

9449 Science Center Drive
New Hope, Minnesota	55428
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 763-504-3000

(Former name or former address, if changed since last report)

Item 8.01: Other Events

On October 31, 2007, Multiband Corporation, a Minnesota corporation (the “Company”), and DirecTECH Holding Company, Inc., a Delaware corporation (“DTHC”), entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) under which the Company’s wholly owned acquisition subsidiary and DTHC will merge (with DTHC being the survivor) into a combined entity whereby DTHC will become a wholly owned subsidiary of the Company. Under the terms of the Merger Agreement, each DTHC stockholder will receive approximately 24.9308 shares of Multiband common stock (subject to certain adjustments as provided in the Merger Agreement). DTHC currently has approximately one million shares issued and outstanding and is about to issue 50,000 stock options. The transaction is anticipated to close in the first quarter of 2008. The completion of the Merger Agreement is subject to a variety of usual closing conditions, including, without limitation, approval by the DTHC Employee Stock Ownership Plan and Trust’s (the “ESOP’s”) independent trustee, DTHC’s non-ESOP stockholders, Multiband’s shareholders, opinions of counsel, and absence of material changes before closing.

Signatures

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this Form 8-K report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  November 6, 2007

Multiband Corporation

By:	James L. Mandel
James L. Mandel
Chief Executive Officer

Exhibit: Agreement and Plan of Merger